                                                                  Execution Copy




================================================================================







                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG



                       CONTINENTAL MATERIALS CORPORATION,



                     ROCKY MOUNTAIN READY MIX CONCRETE, INC.



                                       AND



           THE SHAREHOLDERS OF ROCKY MOUNTAIN READY MIX CONCRETE, INC.





                                DECEMBER 31, 2000





================================================================================

                                TABLE OF CONTENTS

SECTION 1.        DEFINITIONS.....................................................................................1

SECTION 2.        PURCHASE AND SALE OF SHARES.....................................................................8
   2.1            Purchase and Sale of Shares.....................................................................8
   2.2            Closing.........................................................................................8
   2.3            Purchase Price..................................................................................8
   2.4            Deliveries by the Shareholders and the Company..................................................8
   2.5            Adjustment of Purchase Price....................................................................9

SECTION 3.        EARNOUT........................................................................................10
   3.1            Earnout........................................................................................10
   3.2            Annual Determination...........................................................................12
   3.3            Earnout Payment................................................................................13
   3.4            Effect of Termination of Employment............................................................13
   3.5            Deficiency.....................................................................................13

SECTION 4.        REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS.....................................14
   4.1            Organization...................................................................................14
   4.2            Authorization of Transaction...................................................................14
   4.3            Noncontravention; Consents.....................................................................14
   4.4            Capitalization.................................................................................15
   4.5            Financial Statements...........................................................................16
   4.6            Undisclosed Liabilities........................................................................17
   4.7            Events Subsequent to Most Recent Fiscal Year End...............................................17
   4.8            Accounts Receivable............................................................................18
   4.9            Tax Matters....................................................................................19
   4.10           Contracts......................................................................................20
   4.11           Real Property..................................................................................22
   4.12           Inventory......................................................................................23
   4.13           Title and Related Matters......................................................................23
   4.14           Intellectual Property..........................................................................24
   4.15           Litigation.....................................................................................24
   4.16           Employee Benefits..............................................................................25
   4.17           Labor Relations; Employees.....................................................................27
   4.18           Environmental Matters..........................................................................28
   4.19           Legal Compliance...............................................................................29
   4.20           Permits........................................................................................29
   4.21           Affiliate Agreements...........................................................................30
   4.22           Insurance......................................................................................30
   4.23           Bank Accounts And Powers.......................................................................30
   4.24           Brokers' Fees..................................................................................30
   4.25           Full Disclosure................................................................................31
   4.26           Certain Payments...............................................................................31

   4.27           Customer Relationships.........................................................................31
   4.28           Vendors........................................................................................31
   4.29           Board Approval.................................................................................32
   4.30           Books and Records..............................................................................32
   4.31           Antitrust Law Compliance.......................................................................32
   4.32           Product Liability..............................................................................32
   4.33           Non-Qualification for Set-Asides...............................................................32

SECTION 5.        REPRESENTATIONS AND WARRANTIES OF THE BUYER....................................................33
   5.1            Organization...................................................................................33
   5.2            Authorization of Transaction...................................................................33
   5.3            Noncontravention; Consents.....................................................................33
   5.4            Litigation.....................................................................................33

SECTION 6.        PRE-CLOSING COVENANTS..........................................................................33
   6.1            General........................................................................................33
   6.2            Cooperation Related to Credit Facilities.......................................................34
   6.3            Notices and Consents...........................................................................34
   6.4            Carry On In Ordinary Course....................................................................34
   6.5            No General Increases...........................................................................34
   6.6            Contracts and Commitments; Payment of Indebtedness by Related Persons..........................35
   6.7            Dividends and Distributions....................................................................35
   6.8            No Default.....................................................................................35
   6.9            Compliance With Laws...........................................................................35
   6.10           Full Access....................................................................................35
   6.11           Notice of Developments.........................................................................35
   6.12           Exclusivity....................................................................................36
   6.13           Tax Matters....................................................................................36

SECTION 7.        POST-CLOSING COVENANTS.........................................................................36
   7.1            General........................................................................................36
   7.2            Litigation Support.............................................................................36
   7.3            Agreements Regarding Tax Matters...............................................................37
   7.4            Confidential Information.......................................................................37
   7.5            Covenant Not to Compete; Solicitation..........................................................38

SECTION 8.        CLOSING CONDITIONS.............................................................................38
   8.1            Conditions to Obligation of The Buyer..........................................................38
   8.2            Conditions to Obligation of The Shareholders...................................................40

SECTION 9.        REMEDIES FOR BREACHES OF THIS AGREEMENT........................................................40
   9.1            Survival.......................................................................................40
   9.2            Indemnification Provisions for Benefit of the Buyer............................................41
   9.3            Indemnification Provisions for Benefit of the Shareholders.....................................41
   9.4            Indemnification Procedures.....................................................................41

   9.5            Basket and Deductible; Insurance...............................................................42
   9.6            Right of Set-Off...............................................................................42

SECTION 10.       TERMINATION....................................................................................42
   10.1           Termination of Agreement.......................................................................42
   10.2           Effect of Termination..........................................................................42

SECTION 11.       MISCELLANEOUS..................................................................................43
   11.1           Press Releases And Announcements...............................................................43
   11.2           Expenses; Transfer Taxes.......................................................................43
   11.3           Waiver.........................................................................................43
   11.4           Further Assurances.............................................................................43
   11.5           No Third-Party Beneficiaries...................................................................44
   11.6           Successors And Assigns.........................................................................44
   11.7           Severability...................................................................................44
   11.8           Counterparts...................................................................................44
   11.9           Descriptive Headings; Construction.............................................................44
   11.10          Notices........................................................................................44
   11.11          Entire Agreement...............................................................................45
   11.12          Amendments.....................................................................................45
   11.13          Time of Essence................................................................................45
   11.14          Incorporation Of Exhibits And Schedules........................................................45
   11.15          Attorneys' Fees; Governing Law.................................................................45

                         INDEX OF EXHIBITS AND SCHEDULES

                                    EXHIBITS

Net Assets [Section 2.5(a)].......................................Exhibit A
Earnout Payment Illustration [Section 3.5]........................Exhibit B
Employee Agreement [Section 8.1(h)(i)]............................Exhibit C
Non-competition Agreement [Section 8.1(h)(ii)]....................Exhibit D
Items for Opinion of Counsel of Company [Section 8.1(j)]..........Exhibit E

                                    SCHEDULES

Disbursements..................................................Schedule 2.3
Subsidiaries and Affiliates....................................Schedule 4.1
Liens and Encumbrances; Consents...............................Schedule 4.3
Capitalization ................................................Schedule 4.4
Company Financial Statements...................................Schedule 4.5
Undisclosed Liabilities........................................Schedule 4.6
Conduct Of Business............................................Schedule 4.7
Accounts Receivable............................................Schedule 4.8
Tax Matters....................................................Schedule 4.9
Contracts ....................................................Schedule 4.10
Leases........................................................Schedule 4.11
Title.........................................................Schedule 4.13
Intellectual Property.........................................Schedule 4.14
Litigation....................................................Schedule 4.15
Employee Benefit Plans........................................Schedule 4.16
Employees and Directors  .....................................Schedule 4.17
Environmental Matters.........................................Schedule 4.18
Legal Compliance..............................................Schedule 4.19
Permits.......................................................Schedule 4.20
Affiliate Agreements..........................................Schedule 4.21

Insurance.....................................................Schedule 4.22
Bank Accounts.................................................Schedule 4.23
Customers ....................................................Schedule 4.27
Vendors.......................................................Schedule 4.28

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of the 31st day of December, 2000 by and among CONTINENTAL MATERIALS CORPORATION, a Delaware corporation (the "BUYER"), ROCKY MOUNTAIN READY MIX CONCRETE, INC., a Colorado corporation (the "COMPANY"), and M. L. Coburn, Ronald O. Coburn, Jr., Donald A. Baumgartner and Carolyn K. Baumgartner (each a "SHAREHOLDER" and collectively, the "SHAREHOLDERS").


                                    RECITALS

                  A. The Company is presently engaged in the business of producing, selling and distributing ready-mix concrete and related products in and around Denver, Colorado.

                  B. The Shareholders in the aggregate own all of the 243,000 Shares of the Company's common stock, $1.00 par value, issued and outstanding.

                  C. Upon the terms and subject to the conditions contained in this Agreement and the Ancillary Agreements, the Shareholders desire to sell, and the Buyer desires to purchase, all of the Shares and provide for related matters.

                  E. In connection with the execution and delivery of this Agreement, the Shareholders have unanimously and duly adopted and approved this Agreement and the transactions contemplated hereby and have ratified all actions of the board of directors of the Company in connection therewith, in each case under the Laws of the State of Colorado.

                  NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             SECTION 1. DEFINITIONS

                  For purposes of this Agreement, the following terms have the meanings set forth below:

                  "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                  "AFFILIATED GROUP" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar provision of state, local or foreign Law.

                  "AGREEMENT" means this Stock Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

                  "ANCILLARY AGREEMENTS" means, collectively, all applicable ancillary agreements to this Agreement, including those agreements set forth in
Section 8.1, each of which is made a part hereof.

                  "BUYER" means Continental Materials Corporation, a Delaware corporation.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMPANY" means Rocky Mountain Ready Mix Concrete, Inc., a Colorado corporation.

                  "CONTRACTS" means, collectively, all leases, licenses, agreements, purchase orders, indentures, contracts, commitments, bids and proposals, Plans, guarantees, letters of credit, bonds, notes, mortgages, indemnities, and all orders outstanding for the purchase or provision of raw materials, goods or services by the Company, in each case whether written or oral, including those listed on SCHEDULE 4.10, to which the Company is a party.

                  "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in
Section 3(2) of ERISA.

                  "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in
Section 3(1) of ERISA.

                  "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" means any cost, damages, expense, liability, obligation or other responsibility, including those of the foregoing which are latent, contingent or potential in nature, arising from or under any Environmental Law and consisting of or relating to:

                  (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law;

                  (c) financial responsibility under Environmental Law or Law related to occupational safety and health for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions required by any Environmental Law (whether or not such action has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law.

                  The terms "removal" and "remediation," and "responsive action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et. seq., as amended ("CERCLA").

                  "ENVIRONMENTAL LAW" means any Law with respect to the preservation of the environment or the promotion of worker health and safety, including any Law relating to Hazardous Materials, drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, noises, odors, air emissions, waste emissions or wells. Without limiting the generality of the foregoing, the term encompasses each of the following statutes and the regulations promulgated thereunder, and any similar applicable state, local or foreign Law, each as amended (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, (b) the Solid Waste Disposal Act, (c) the Hazardous Materials Transportation Act, (d) the Toxic Substances Control Act, (e) the Clean Water Act, (f) the Clean Air Act, (g) the Safe Drinking Water Act, (h) the National Environmental Policy Act of 1969, (i) the Superfund Amendments and Reauthorization Act of 1986, (j) Title III of the Superfund Amendments and Reauthorization Act, (k) the Federal Insecticide, Fungicide and Rodenticide Act and (l) the provisions of the Occupational Safety and Health Act of 1970 relating to the handling of and exposure to Hazardous Materials and similar substances.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "GAAP" means United States generally accepted accounting principles, as in effect as of the date of this Agreement.

                  "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

                  "HAZARDOUS ACTIVITY" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the facilities or any part thereof into the environment, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the facilities, or that may affect the value of the facilities of the Company.

                  "HAZARDOUS MATERIALS" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous or toxic under any Environmental Law or the Release of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term will include (a) "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, or Title III of the Superfund Amendments and Reauthorization Act and regulations promulgated thereunder, each as amended, (b) "hazardous waste" as defined in the Solid Waste Disposal Act and regulations promulgated thereunder, each as amended,

(c) "hazardous materials" as defined in the Hazardous Materials Transportation Act and the regulations promulgated thereunder, each as amended, (d) "chemical substance or mixture" as defined in the Toxic Substances Control Act and regulation promulgated thereunder, each as amended, (e) petroleum and petroleum products and byproducts and (f) asbestos.

                  "INTELLECTUAL PROPERTY" means, collectively, patents, patent disclosures, trademarks, service marks, trade dress, logos, trade names, copyrights and mask works, and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, documentation, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

                  "IRS" means the Internal Revenue Service of the Department of the Treasury.

                  "KNOWLEDGE OF THE SHAREHOLDERS" or "SHAREHOLDERS' KNOWLEDGE" means the actual knowledge of the shareholders, directors and officers of the Company.

                  "LAW" means any constitutional provision, statute, law, rule, regulation, Permit, decree, injunction, judgment, order, ruling, determination, finding or writ of any Governmental Entity.

                  "LIEN" means any mortgage, pledge, security interest, charge, claim, suretyship, attachment, restriction or encumbrance, other than (a) mechanics', materialmens' and similar liens with respect to amounts not yet due and payable, (b) liens for Taxes not yet due and payable and (c) liens securing rental payments under capital lease arrangements.

                  "ORGANIZATIONAL DOCUMENTS" means, collectively, (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter, operating agreement and similar documents adopted or filed in connection with the creation, formation or organization of a Person; and (c) any amendment to any of the foregoing.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "PERMIT" means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, issued by any Governmental Entity.

                  "PLAN" means any written plan, fund, program, policy, payroll policy, contract or commitment, whether qualified or not qualified for federal income tax purposes, whether for the benefit of a single individual or more than one individual whether or not subject to ERISA, which is (a) an Employee Pension Benefit Plan, (b) an Employee Welfare Benefit Plan or (c) an incentive, bonus, employment, equity, retention, non-competition, deferred compensation, executive, severance, change in control or ownership or other benefit compensatory plan, fund, program, policy, agreement, contract or commitment of the Company or any Affiliate or subsidiary of the Company for employees, former employees, directors, independent contractors, former independent contractors or their dependents or their beneficiaries.

                  "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

                  "PROHIBITED TRANSACTION" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

                  "RELATED PERSONS" means with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or the members of such individual's Family hold (individually or in the aggregate) a Material Interest (as defined below); and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). "RELATED PERSONS" means, with respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any related Person of any individual described in clause (b) or (c). For purposes of this definition, (a) the "FAMILY" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "MATERIAL INTEREST" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

                  "RELEASE" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

                  "SHAREHOLDER" or "SHAREHOLDERS" means, individually or collectively as the case may be, M. L. Coburn, Ronald O. Coburn, Jr., Donald A. Baumgartner and Carolyn K. Baumgartner.

                  "SCHEDULES" means, collectively, the disclosure schedules attached to this Agreement, which are incorporated into the Agreement in their entirety and made a part thereof.

                  "SHARES" means all of the issued and outstanding voting and non-voting shares of capital stock of the Company.

                  "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

                  "TAX" means any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, unmined minerals, environmental, capital stock, social security, unemployment, disability, real property, personal property, registration, value added, alternative, add-on minimum, stamp, occupation, premium, windfall profits, customs, duties or other tax, fee, assessment or charge, including any interest, penalty or addition thereto.

                  In addition, the following terms shall have the meanings ascribed to them in the section number opposite such term:

         "ACCOUNTS RECEIVABLE"..............................Section 4.8

         "ADVANCE PAYMENT RESERVE"..........................Section 2.3

         "APPLICABLE TERM"...............................Section 3.1(b)

         "ARBITRATOR"................................... Section 2.5(c)

         "BALANCE SHEET"....................................Section 4.8

         "BASKET AMOUNT"....................................Section 9.5

         "CLOSING"......................................... Section 2.2

         "CLOSING DATE".....................................Section 2.2

         "CLOSING DATE BALANCE SHEET"....................Section 2.5(a)

         "CLOSING DATE NET ASSETS".......................Section 2.5(a)

         "DAMAGES"..........................................Section 9.2

         "DEFICIENCY".......................................Section 3.5

         "EARNOUT".......................................Section 3.1(a)

         "EARNOUT INCOME STATEMENT"......................Section 3.2(a)

         "FINANCIAL STATEMENTS"......................... Section 4.5(b)

         "INDEMNIFIED PERSONS"..............................Section 9.2

         "INTERIM BALANCE SHEET"............................Section 4.8

         "INTERIM FINANCIAL STATEMENTS"..............Section 4.5(a)(ii)

         "NET ASSETS"....................................Section 2.5(a)

         "PAYMENT INSTRUCTIONS"..........................Section 2.4(b)

         "PRE-TAX INCOME"............................... Section 3.1(c)

         "PROJECTED CLOSING DATE NET ASSETS"................Section 2.3

         "PURCHASE PRICE"...................................Section 2.3

         "SALES AND PURCHASE"...............................Section 2.1

         "SCHEDULE OF CLOSING DATE NET ASSETS"...........Section 2.5(a)

         "SIGNIFICANT CUSTOMERS"...........................Section 4.27

         "YEAR-END FINANCIAL STATEMENTS"..............Section 4.5(a)(i)

                     SECTION 2. PURCHASE AND SALE OF SHARES

                  2.1 PURCHASE AND SALE OF SHARES. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing the Buyer will purchase from the Shareholders, and the Shareholders will sell, transfer, assign, convey and deliver, free and clear of all Liens, to the Buyer (or, at the option of Buyer, to one of its Affiliates), all right, title and interest in and to the Shares (the "SALE AND PURCHASE").

                  2.2 CLOSING. Subject to and upon the terms and conditions of this Agreement, the consummation of the Sale and Purchase of the Shares as contemplated in Section 2.1 (the "CLOSING") will take place at 12:01 a.m. through escrow at the offices of Campbell Bohn Killin Brittan & Ray, LLC, on the later to occur of December 31, 2000 or at such other place, date or time as the Buyer and the Shareholders may agree in writing. The Closing will be deemed for all purposes under this Agreement to have occurred as of 12:01 A.M., Chicago time, on December 31, 2000 (the "CLOSING DATE").

                  2.3 PURCHASE PRICE.

                  At the Closing, the Buyer shall deliver to Shareholders in the form of a note or notes payable by Buyer in the aggregate amount of Eleven Million Five Hundred Thousand Dollars ($11,500,000.00) (the "PURCHASE PRICE") to the order of Shareholders, with the amount due thereunder payable in its entirety, without the accrual or payment of interest, proportionally to each Shareholder in accordance with his or her portion of the Purchase Price, on January 2, 2001. One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) of the Purchase Price shall be allocated in the aggregate to the Non-competition, Non-disclosure and Non-solicitation Agreements pursuant to
Section 8.1(h), for immediate disbursement to the Shareholders as the initial disbursement pursuant to SCHEDULE 2.3; provided, however, that the Purchase Price will be subject to adjustment (upward or downward, as the case may be) after the Closing pursuant to Section 2.5 and will be subject to increase pursuant to Section 3.1.

                  In addition to the deliveries of the Purchase Price at Closing, the Buyer shall deliver a tentative advance payment under Section 2.5 to Shareholders, to be included in the notes or notes described above, in the aggregate amount equivalent to the Net Assets (as defined in Section 2.5(a)) shown on the unaudited balance sheet of the Company dated November 30, 2000 and attached to Schedule 4.5 hereof, such Net Assets shall be reduced for all income taxes accrued and accruable through November 30, 2000 (the "PROJECTED CLOSING DATE NET ASSETS"), less One Hundred Fifty Thousand Dollars ($150,000.00) as an advance payment reserve (the "ADVANCE PAYMENT RESERVE").

                  2.4 DELIVERIES BY THE SHAREHOLDERS AND THE COMPANY.

                  (a) At the Closing, the Shareholders and the Company will deliver the certificates, instruments and documents as set forth in Section 8.1.

                  (b) At least three business days prior to the Closing, each Shareholder for his or her portion of the aggregate Purchase Price shall deliver to the Buyer wire transfer instructions or other payment instructions for such Shareholder, as the case may be, in each case reasonably satisfactory to the Buyer (collectively, the "PAYMENT INSTRUCTIONS").

                  (c) At the Closing, each Shareholder shall deliver to Buyer one or more stock certificates that, in the aggregate, represent that number of Shares set forth opposite such Shareholder's name on SCHEDULE 4.4 attached to this Agreement, in each case endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and with any stock transfer stamps attached.

                  (d) At the Closing, each of the Shareholders and the Company shall deliver to Buyer such other agreements, instruments or documents reasonably requested by Buyer as may reasonably be necessary to carry out the transactions contemplated by this Agreement, including the certificates, instruments and documents as set forth in Section 8.1.

                  2.5 ADJUSTMENT OF PURCHASE PRICE.

                  The Purchase Price will be adjusted, upward or downward, as the case may be, on a dollar-for-dollar basis in accordance with the following:

                  (a) As soon as practicable following the Closing Date but in no event later than sixty (60) days thereafter, the accounting firm of the Buyer, with the assistance of the Company and the Shareholders, shall prepare and deliver (i) an audited balance sheet for the Company as of the Closing Date (the "CLOSING DATE BALANCE SHEET") to the Shareholders, such Closing Date Balance Sheet which shall fairly present in all material respects the financial position of the Company as of the date thereof in conformity with GAAP applied on a consistent basis, including an adjustment for all income taxes accrued and accruable through the Closing Date, and (ii) a Schedule of Closing Date Net Assets (the "SCHEDULE OF CLOSING DATE NET ASSETS") setting forth as of the Closing Date the items comprising the net assets of the Company determined in accordance with GAAP applied on a consistent basis and calculated as shown on the exhibit attached, for illustration purposes only, as EXHIBIT A to this Agreement, including an adjustment for income taxes accrued and accruable through the Closing Date (the "NET ASSETS" and, as of the Closing Date, the "CLOSING DATE NET ASSETS"). For the purposes of this Section 2.5, provided that the Company obtains the consent in accordance with Section 6.4, any capital expenditures in excess of One Hundred Thousand Dollars ($100,000.00) made in cash for assets purchased between June 30, 2000 and the Closing Date, shall be included upon the Schedule of Closing Date Net Assets.

                  (b) Within thirty (30) days after the delivery of the Closing Date Balance Sheet and the Schedule of Closing Date Net Assets pursuant to
Section 2.5(a), the Buyer shall adjust the Purchase Price and the Buyer or Shareholders, as applicable, shall pay such adjustment as follows: In the event that the Closing Date Net Assets, as determined pursuant to this Section 2.5, are equal to the Projected Closing Date Net Assets, the Buyer shall pay proportionally to the Shareholders the aggregate amount of the Advance Payment Reserve. If the Closing Date Net Assets are not equal to the Projected Closing Date Net Assets, one of the parties shall pay to the other an amount in accordance with the following: (i) if the Closing Date Net Assets are greater than the Projected Closing Date Net Assets, the Buyer will pay to the Shareholders proportionally in accordance with the Payment Instructions an aggregate amount equal to such difference plus the amount of the Advance Payment Reserve; or (ii) if the Closing Date Net Assets are less than the Projected Closing Date Net Assets, and (x) if the difference between the Closing Date Net Assets and the Projected Closing Date Net Assets is less than the Advance Payment Reserve, the Buyer shall pay to the Shareholders proportionally in accordance with the Payment Instructions an aggregate amount equal to such difference subtracted from the Advance Payment Reserve; or (y) if the difference between the Closing Date Net Assets and the Projected Closing Date Net Assets is greater than the dollar amount of the Advance Payment Reserve, the Shareholders shall pay to the Buyer an aggregate amount equal to such difference, less the Advance Payment Reserve. Any payment by the Shareholders pursuant to this
Section 2.5 will be made by bank wire transfer to an account designated in writing by the Buyer. Any payment pursuant to this Section 2.5 will be treated by the parties as an adjustment to the Purchase Price and subject to such other adjustment, if any, pursuant to Section 3.

                  (c) If the Shareholders have any objections to the adjustment to the Purchase Price, within thirty (30) days after the adjustment pursuant to
Section 2.5(b), the Shareholders will deliver written notice to the Buyer of any objections thereto, and will attempt in good faith to reach an agreement with the Buyer as to any matters in dispute. If the Buyer and the Shareholders, notwithstanding such good faith effort, fail to resolve all matters in dispute within twenty (20) days after the Shareholders advise the Buyer of their objections, then any remaining disputed matters will be finally and conclusively determined by an independent auditing firm of recognized national standing (the "ARBITRATOR") jointly selected by the Buyer and the Shareholders, which firm will not be the regular auditing firm of either the Buyer or the Shareholders. Promptly, but not later than thirty (30) days after its acceptance of its appointment, the Arbitrator will determine (based solely on presentations by the Buyer and the Shareholders and upon independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting calculation of the Closing Date Net Assets and the adjustment, which report will be conclusive and binding upon the parties. The fees and expenses of the Arbitrator will be paid by the non-prevailing party. The appropriate party shall make the payment to the other party within two (2) days after receipt of the Arbitrator's report.

                  (d) For purposes of complying with the terms set forth herein, each party will cooperate with and make available to the other party and its accountants, auditors and representatives all information, records, data and accountants' or auditors' working papers, and will permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Date Balance Sheet and the Schedule of Closing Date Net Assets and the resolution of any dispute thereunder.


                               SECTION 3. EARNOUT

                  3.1 EARNOUT.

                  (a) In addition to the Purchase Price, the Buyer will pay to the Shareholders additional consideration for the purchased Shares (the "EARN OUT") which amount shall be in the aggregate for all Shareholders equal to twenty percent (20%) of the Pre-Tax Income (defined below) that exceeds Two Million One Hundred Thousand Dollars ($2,100,000.00) for each such year during the Applicable Term (defined below), so long as neither the Company nor any of the Shareholders has materially breached the terms of
Section 4 hereof or the terms of any Ancillary Agreement to which the Company or any of the Shareholders is a party in any capacity.

                  (b) "APPLICABLE TERM" means each of the three consecutive fiscal years which begin December 31, 2000 and which shall coincide with Buyer's fiscal years (each of such years hereinafter referred to as a "fiscal year" for purposes of this Section 3.1).

                  (c) "PRE-TAX INCOME" shall mean, for each fiscal year during the Applicable Term, the net income of the operations of the Company determined in accordance with GAAP and consistent with past practices of the Company (except for the application of Buyer's capitalization practices with respect to repairs and maintenance) before provision for all federal, state and local income taxes for such period, and after appropriate deduction of:

                           (i) depreciation of property, plant and equipment, provided that such depreciation is based:

                                    (a) straight-line depreciation taken on the
                           historical cost to Company (as opposed to any stepped-up accounting basis that may result from an allocation of Buyer's Purchase Price) for any assets owned by Company at time of Closing; and

                                    (b) upon a straight line basis using lives
                           consistent with Buyer's ordinary accounting policies for any assets purchased by the Company after the Closing; and

                           (ii) interest on any capital lease obligations entered into as well as on any net borrowings incurred by the Company after the Closing.

                  (d) In making the determination of the Pre-Tax Income for each fiscal year during the Applicable Term, the effect of the following items shall be excluded:

                           (i) corporate overhead charges and fees, if any, from Buyer and its subsidiaries;

                           (ii) any amortization of goodwill or other intangible assets, including amortization of the purchase price allocation set forth in Section 2.3 with respect to the Non-competition, Non-disclosure & Non-solicitation Agreements, resulting to the purchase of Shares by the Buyer;

                           (iii) any interest expenses incurred in connection with the acquisition indebtedness of the Buyer;

                           (iv) any gain or loss from any sale or other disposition of real estate owned by the Company;

                           (v) any additional depreciation, amortization or other expense resulting from the write-up of any asset relating to the acquisition of the Company by Buyer;

                           (vi) any gain, loss, income or expense resulting from a change in the Company's accounting methods, principles or practices or a change in GAAP or any GAAP election or treatment not made or utilized by the Company in its audited financial statements for its fiscal year 2000; and

                           (vii) any expenses directly or indirectly incurred in connection with the acquisition of the Company by the Buyer.

                  3.2 ANNUAL DETERMINATION.

                  (a) The Earn-Out will be calculated and paid annually, if earned, based upon the annual cumulative Pre-Tax Income during each fiscal year of the Applicable Term. To determine the Pre-Tax Income, within ninety (90) days after the end of each of the Company's fiscal years during the Applicable Term, the Buyer, with the assistance of the Company's management, shall have prepared and delivered to Shareholders the income statement for such year for the Company (the "EARNOUT INCOME STATEMENT"), which shall have been prepared in accordance with GAAP (excluding footnotes and other disclosures required by GAAP) applied consistently with past practices, and including an adjustment for all income taxes accrued and accruable through the date of such Earnout Income Statement, along with a statement setting forth in reasonable detail the computation of Pre-Tax Income, including identification of all excluded items and adjustments and all necessary supporting calculations.

                  (b) Within fifteen (15) days after the receipt of the Earnout Income Statement, the Shareholders will deliver written notice to the Buyer of any objections thereto. The Buyer and the Shareholders will attempt in good faith to reach an agreement as to any matters in dispute with respect to the Earnout Income Statement. If the parties, notwithstanding such good faith effort, fail to resolve all matters in dispute within twenty (20) days after the Shareholders advise the Buyer of their objection, then any remaining disputed matters will be finally and conclusively determined by the Arbitrator selected in the same manner as set forth in Section 2.5(c). Promptly, but not later than thirty (30) days after its acceptance of its appointment, the Arbitrator will determine (based solely on presentations by the Buyer and the Shareholders and upon independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting calculation of the Earnout Income Statement, which report will be conclusive and binding upon the parties. The report of the Arbitrator will be conclusive and binding upon the parties, and the fees and expenses of the Arbitrator will be paid by the non-prevailing party.

                  (c) For purposes of complying with the terms set forth herein, each party will cooperate with and make available to the other party and its representatives all information, records, data and accountants' or auditors' working papers, and will permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Earnout Income Statement and the resolution of any dispute thereunder.

                  (d) Damages, fees, costs or expenses related to any breach, as reasonably determined by Buyer, by either Company or any of the Shareholders of any of the representations or warranties in Section 4 shall, in addition to other rights and remedies, be set-off or deducted from subsequent Earnout payments.

                  3.3 EARNOUT PAYMENT. The Earnout payment for each fiscal year during the Applicable Term will be paid to the Shareholders or their individual assignees, in accordance with their pro rata ownership percentages set forth on
SCHEDULE 4.4 and pursuant to their Payment Instructions, within fifteen (15) business days after the Earnout Income Statement for such fiscal year have been finalized according to the procedures set forth in Section 3.2. Any portion of the Earnout which is not in dispute shall be paid to the Shareholders or their individual assignees at the normal time provided hereunder.

                  3.4 EFFECT OF TERMINATION OF EMPLOYMENT. In the event that a Shareholder employed by the Company after the Closing retires, voluntarily terminates employment with the Company or is terminated for cause (as defined in the Executive Employment Agreement entered into by the Shareholder in accordance with Section 8.1(h) hereof) during the first two years of employment after the Closing pursuant to such Executive Employment Agreement, no further Earnout payments will be made to that Shareholder as of the date of either event. If a Shareholder's employment relation with Buyer ends for any other reason, including death, disability or termination without cause, payments as provided under Section 3.3 shall continue to such Shareholder.

                  3.5 DEFICIENCY. If the operating results of the Company produce less that Two Million One Hundred Thousand Dollars ($2,100,000.00) for a particular year (a "DEFICIENCY") during the Applicable Term, the Buyer shall make no corresponding Earnout payment for that year. After each Earnout payment has been made, such Earnout payment will not be subject to reimbursement to the Buyer by the Shareholders as a result of a Deficiency in subsequent years. The Buyer shall not be obligated to make any subsequent Earnout payments until the Company first achieves subsequent Pre-Tax Income that cumulatively and completely offsets the full amount of any cumulative Deficiency for all prior fiscal years. Only Pre-Tax Income in excess of Two Million One Hundred Thousand Dollars ($2,100,000.00) shall be used to offset any prior Deficiency. After any prior cumulative Deficiency is completely offset, the Company will make the subsequent Earnout payment to the extent that the Pre-Tax Income, after being reduced for any cumulative Deficiency, exceeds Two Million One Hundred Thousand Dollars ($2,100,000.00) in the current fiscal year under examination. By way of illustration only, EXHIBIT B provides an example of the manner of calculating an Earnout payment after a Deficiency has occurred in prior years.

      SECTION 4. REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS


                  The Company and each of the Shareholders, jointly and severally, hereby represent and warrant to, and covenant with, the Buyer as of the date of this Agreement and as of the Closing Date, as follows:

                  4.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado. The Company is duly qualified or licensed to conduct business and is in good standing under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary. The Company has full corporate power and authority necessary to own, lease its assets and property, and to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. The Shareholders have caused the Company to deliver to Buyer copies of the Organizational Documents of the Company, each as amended to date, and each such document is in full force and effect. The Company is not in violation of its respective Organizational Documents. SCHEDULE 4.1 lists all subsidiaries and Affiliates of the Company, indicating the jurisdiction of incorporation or organization of each subsidiary and Affiliate and the Company's equity or ownership interest therein.

                  4.2 AUTHORIZATION OF TRANSACTION. The execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and the Shareholders. The Company and the Shareholders have the absolute and unrestricted right, power, authority and capacity (including full corporate power and authority) or have taken all requisite action to enable the Company and the Shareholders to execute and deliver this Agreement and each of the Ancillary Agreements and to perform their obligations hereunder and thereunder. This Agreement has been, and each of the Ancillary Agreements upon Closing will be, duly executed and delivered by the Company and each of its Shareholders. When duly executed and delivered, this Agreement constitutes, and each of the Ancillary Agreements when executed and delivered will constitute, the valid and legally binding obligation of the Company and of the Shareholders that are parties hereto or thereto, each enforceable in accordance with its terms.

                  4.3 NONCONTRAVENTION; CONSENTS.

                  (a) The execution and delivery of this Agreement and the Ancillary Agreements by the Company and the Shareholders, and the consummation and performance by the Company and the Shareholders of the transactions contemplated hereby or thereby, will not: (i) violate any Law to which the Company or the Shareholders or by which any of them or any of their respective properties are bound or affected; (ii) violate any provision of the Organizational Documents of the Company; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or of any of the Shareholders (including the Shares) pursuant to any Contract, Permit, or other instrument or obligation to which the Company or any of the Shareholders is a party or by which the Company or any of the Shareholders or its or any of their respective properties are bound or affected.

                  (b) SCHEDULE 4.3 lists all consents, waivers and approvals required to be obtained in connection with the consummation and performance of the transactions contemplated hereby under any of the Contracts or Permits to which the Company or any of its Shareholders is a part. No Contract relating to the Company has been amended to increase the amount payable by the Company thereunder or otherwise modify the terms thereof in order to obtain any such consent, approval or authorization.

                  (c) No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity, is required by or with respect to the Company or the Shareholders in connection with the execution and delivery of this Agreement, the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby.

                  4.4 CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 1,000,000 shares of Company common stock, $1.00 par value, of which there are 243,000 Shares issued and outstanding. SCHEDULE 4.4 sets forth for the Company
(i) the number of shares of authorized capital stock, (ii) the number of issued and outstanding capital stock of each class of the shares, (iii) the names of its directors and elected officers and (iv) the names of each Shareholder and the number of shares owned by such Shareholder. All of the issued and outstanding Shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights whether created by (i) statute, (ii) the Organizational Documents of the Company or (iii) any agreement or document to which the Company or any Affiliate thereof is a party or by which it is bound. The Shareholders hold record and own beneficially good, valid and marketable title to all of the outstanding Shares of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended, and applicable state securities Laws), Taxes, Liens, options, warrants, purchase rights, contracts, agreements, commitments, equities, claims or demands. There are no shares of Company common stock issued and outstanding that are beneficially owned by anyone other than the Shareholders. No Person, other than each Shareholder with respect to the Shares of Company owned by such Shareholder, has any power or right, whether or not shared with any other Person or entity, to dispose of, direct the disposition of vote or direct the voting of any Shares of Company common stock beneficially owned by such Shareholder. Except as set forth on SCHEDULE 4.1, the Company does not control directly or indirectly or have any direct or indirect ownership or equity interest in any Person.

                  (b) Except as set forth in SCHEDULE 4.4, there are no equity securities, partnership interests or similar ownership interests of any class of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities the Company owns, directly or indirectly, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in SCHEDULE 4.4, there are no outstanding or authorized options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including purchase rights, subscription rights, conversion rights, preemptive rights, exchange rights, rights related to stock appreciation, phantom stock or profit participation, or similar rights), or any commitments, contracts or agreements (all of the foregoing of which shall be terminated on or before the Closing Date) of any character to which the Company is a party or by which it is bound obligating the Company or any of the Shareholders to issue, deliver, sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company or any of the Shareholders to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment, contract or agreement. Except for the agreements or other understandings set forth in
SCHEDULE 4.4, all of which are to be terminated on or before the Closing Date, there are no registration rights, no voting trusts, proxies, contracts or agreements or understandings with respect to any equity security of any class of the Company.

                  (c) Except for the Contracts set forth on SCHEDULE 4.4, each Shareholder has good title to his or her respective Shares, and upon the Closing the delivery of the Shares to the Buyer will vest good title to all of the Shares to the Buyer, in each case free and clear from any Lien, preemptive right, voting trust or shareholder agreement, exception, proxy, option, put, call, or any third-party right of any kind or nature whatsoever. Each Shareholder has full and sole voting power over its respective Shares and has the full right, power and authority to sell its Shares to the Buyer and to the deliver the Shares to the Buyer in the manner provided for in this Agreement.

                  4.5 FINANCIAL STATEMENTS.

                  (a) Included in SCHEDULE 4.5 are correct and complete copies of:

                           (i) the audited balance sheets of the Company as of June 30, 2000, June 30, 1999 and June 30, 1998 and the related statements of income and cash flow for the years then ended and any related notes thereto (the "YEAR-END FINANCIAL STATEMENTS"); and

                           (ii) the unaudited balance sheet of the Company and the related statements of income and cash flow for the interim periods subsequent to June 30, 2000, including for the most recent accounting period (collectively, the "INTERIM FINANCIAL STATEMENTS").

                  (b) The Year-End Financial Statements and the Interim Financial Statements (collectively, the "FINANCIAL STATEMENTS") were prepared in accordance with GAAP, consistently applied throughout the periods involved (except as may be indicated in the notes thereto), present fairly the financial condition, cash flow and results of operations of the Company as of the dates and for the periods indicated therein, subject to normal year-end adjustments, including provision for taxes (which will not be material individually or in the aggregate) in the case of the Interim Financial Statements, and are consistent with the books and records of the Company (which books and records are correct and complete).

                  4.6 UNDISCLOSED LIABILITIES. The Company has no material liabilities or obligations of a type required to be disclosed on a balance sheet or in the related notes to the combined financial statements prepared in accordance with GAAP (whether known or unknown, absolute or contingent, liquidated or unliquidated, or due or to become due) except for liabilities and obligations which are: (a) reflected or reserved for on the Financial Statements or (b) that have arisen since the date of the last Interim Financial Statement in the ordinary course of the operation of the Company (all of which material liabilities and obligations are set forth on SCHEDULE 4.6 and none of which, to the Knowledge of the Shareholders, results from, arises out of, relates to, is the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

                  4.7 EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since June 30, 2000, there has not been any material adverse change in the business, condition, operations, properties, assets, results of operations or prospects of the Company nor has any event occurred or circumstance arisen that may result in such material adverse change, except for reduced sales as previously disclosed upon the Interim Financial Statements of the Company. Except as set forth in
SCHEDULE 4.7, since the end of its last fiscal year, the Company has conducted its business only in the ordinary course of business and there has not been, nor have the Shareholders permitted the Company to have, any:

                  (a) single transaction or series of related transactions that result in capital expenditures in excess of $100,000.00, nor sale of any batch plant, mixer truck or other equipment essential to the operation or prospects of the Company;

                  (b) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (c) amendment to the Organizational Documents of the Company;

                  (d) payment or increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, separation, or similar agreement with any director, officer or employee, except for the bonuses set forth upon SCHEDULE 4.7, the amount of which bonuses is consistent with the past practices of the Company;

                  (e) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other Employee Benefit Plan for or with any employees of the Company, except that the parties hereto have agreed that the SIMPLE IRA of the Company will be extended for a one-year period after the Closing Date;

                  (f) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of the Company, taken as a whole;

                  (g) entry into, termination of, or receipt of notice of termination of (i) any cooperative, marketing, license, distributorship, sales representative, joint venture, credit or similar agreement, or (ii) any Contract or transaction, or series of related Contracts or transactions, involving a total commitment by or to the Company of more than $25,000.00;

                  (h) sale (other than sales in the ordinary course of business), lease or other disposition of any asset or property of the Company or mortgage, pledge or imposition of any Lien on any material asset or property of the Company;

                  (i) cancellation or waiver of any claims or rights with a value to the Company in excess of $25,000.00;

                  (j) material change in the accounting methods, principles or practices used by the Company;

                  (k) any revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or Accounts Receivable (defined below) other than in the ordinary course of business;

                  (l) agreement, whether oral or written, by the Company to do any of the foregoing; or

                  (m) Contracts or jobs awarded to the Company, including those as to which work has not yet commenced, that include prices at levels not reasonably expected, to the Knowledge of the Shareholders, to yield profits at the Company's usual and customary profitability margins.

                  4.8 ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the balance sheet included in the Year-End Financial Statements (the "BALANCE SHEET") or the balance sheet included in the Interim Financial Statements (the "INTERIM BALANCE SHEET") or on the accounting records of the Company as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations accounted for in accordance with GAAP applied on a basis consistent with that used in the preparation of the Financial Statements arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date collectible and collected, each within 120 days of its creation, net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet representing the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. SCHEDULE 4.8 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

                  4.9 TAX MATTERS.

                  (a) The Company filed all Tax Returns that it was required to file and all such Tax Returns relating to the Company were correct and complete in all respects. All Taxes owed by the Company, whether or not shown on any Tax Return, have been paid when due. Except as set forth on SCHEDULE 4.9, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim with respect to the Company has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that any such entity is or may be subject to taxation by that jurisdiction. There is no Lien affecting the Shares or any of the assets or properties of the Company that arose in connection with any failure or alleged failure to pay any Tax.

                  (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholder or other party.

                  (c) The Company and the Shareholders do not expect, to the Knowledge of the Shareholders, any authority to assess any additional Taxes for any period for which Tax Returns relating to the Company have been filed. There is no dispute or claim concerning any Tax liability of the Company claimed or raised by any authority. Schedule 4.9 lists all federal, state, local and foreign income Tax Returns of the Company for the past six years, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. The Shareholders have caused the Company to deliver to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company for the past three years.

                  (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) All material elections in effect as of the date hereof with respect to Taxes affecting the Company are set forth on SCHEDULE 4.9. The Company is not or will not be required to recognize positive adjustments to income pursuant to Section 481 of the Code.

                  (f) There are no outstanding rulings of, or requests for rulings from, any tax authority addressed to the Company that are, or if issued would be, binding on the Company.

                  (g) Except as set forth on SCHEDULE 4.9, the Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

                  (h) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be fully deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

                  (i) None of the assets or properties of the Company secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets or properties of the Company are "tax-exempt use property" within the meaning of Section 168(h) of the Code. The transactions contemplated by this Agreement are not subject to Tax withholding pursuant to the provisions of Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of applicable Law. None of the Shareholders is a Person other than a United States Person within the meaning of the Code.

                  (j) Except as set forth on SCHEDULE 4.9, the Company is not a party to any Tax allocation or Tax sharing agreement. Except as set forth on
SCHEDULE 4.9, the Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is the Company and (ii) has not any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

                  (k) Each Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which the Company was a member of such group and all such Tax Returns were correct and complete in all respects. All income Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which the Company was a member of such group.

                  (l) Neither the Company nor the Shareholders expect, to the Knowledge of the Shareholders, any authority to assess any additional income Taxes against any Affiliated Group for any period during which the Company was a member of such group. There is no dispute or claim concerning any income Tax liability of any Affiliated Group for any taxable period during which the Company was a member of such group either (i) claimed or raised by any authority in writing or (ii) as to which the Company has knowledge based upon personal contact with any agent of such authority. Except as set forth in SCHEDULE 4.9, no Affiliated Group has waived any statute of limitations with respect to any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which the Company was a member of such group.

                  (m) The unpaid taxes of the Company do not and will not as of the Closing Date exceed the reserves for tax liability set forth on its Year-End Financial Statements.

                  4.10 CONTRACTS.

                  (a) Except for the Contracts listed on SCHEDULE 4.10, the Company is not, and the Shareholders have not caused the Company to become, a party to or otherwise bound by any written or oral: (i) mortgage, indenture, credit agreement, security agreement, note, installment obligation or other instrument relating to the borrowing of money; (ii) guarantee of any obligation; (iii) letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which the Company is the beneficiary but excluding endorsements of instruments for collection in the ordinary course of the operation of the Company); (iv) currency or interest rate swap, collar or hedge agreement; (v) offset, countertrade or barter agreement; (vi) agreement for the sale, lease or other disposition by the Company to any Person of any material amount of its assets other than the retirement or other disposition of assets no longer useful to the Company or the sale of finished products and spare parts in the ordinary course of the operation of the Company; (vii) agreement requiring the payment by the Company of more than $50,000.00 in any 12-month period for the purchase or lease of any machinery, equipment or other capital assets; (viii) agreement providing for the lease or sublease by the Company (as lessor, sublessor, lessee or sublessee) of any real estate or personal property; (ix) distributor, representative, broker or advertising agreement that is not terminable by the Company at will or by giving notice of thirty (30) days or less, without liability; (x) collective bargaining agreement, employment, change of control, severance or consulting agreement or agreement providing for severance payments or other additional rights or benefits (whether or not optional); (xi) joint venture agreement; (xii) agreement requiring the payment to the Company by any other Person (other than a division, unit or Affiliate of the Company) of more than $50,000.00 in any 12-month period for the purchase of goods or services;
(xiii) any agreement, contract or commitment currently in force relating to the acquisition by the Company of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; (xiv) agreement (including purchase orders, work assignment requests and work assignment authorizations) between the Company and any other division, unit or Affiliate of the Company or Shareholder requiring payments to or by the Company of more than $50,000.00 in any 12-month period; (xv) license or sublicense agreement with respect to any item of Intellectual Property (whether as licensor, licensee, sublicensor or sublicensee); (xvi) agreement imposing non-competition or exclusive dealing obligations on the Company which otherwise contains any covenant that limits the freedom of the Company to engage in any line of business anywhere in the world or compete with any Person or grants any exclusive distribution rights; (xvii) Contract that is material to the operations, financial condition or prospects of the Company and that is not otherwise reflected on the Schedules; or (xviii) any Plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, the vesting of benefits of which will be accelerated, or amounts which may become payable (whether currently or in the future) to current or former employees, officers or directors of the Company by the occurrence of, as a result of or in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

                  (b) The Shareholders have caused the Company to deliver or make available to the Buyer correct and complete copies of each written Contract listed on SCHEDULE 4.10, as amended to date, and a written summary setting forth the terms and conditions of each oral Contract referred to on such Schedule. Each Contract is a valid, binding and enforceable obligation of the Company, and, to the Knowledge of the Shareholders, the other party or parties thereto, and is in full force and effect. Except as set forth on SCHEDULE 4.10: (i) neither the Company nor any other party thereto has, to the Knowledge of the Shareholders, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any Contract set forth on SCHEDULE 4.10; (ii) no event, occurrence or condition exists that, with the lapse of time, the giving of notice, or both, would constitute a breach, violation or default under any Contract listed on SCHEDULE 4.10 by the Company or any other party thereto; and
(iii) the Company has not waived or released any of its material rights under any Contract.

                  4.11 REAL PROPERTY.

                  (a) The Company does not own any real property.

                  (b) SCHEDULE 4.11 lists all lease and sublease agreements relating to real property leased or subleased by the Company. With respect to each such lease and sublease:

                           (i) such lease or sublease constitutes the entire agreement to which the Company is a party with respect to the real property leased thereunder;

                           (ii) is not subject to any agreement, whether written or oral, that will shorten the duration of the term of such lease or sublease as a result of the consummation of the transaction pursuant to this Agreement;

                           (iii) the Company has not assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                           (iv) all facilities leased or subleased thereunder have received all approvals of Governmental Entities (including all Permits) required in connection with the operation thereof and have been operated and maintained in accordance with all applicable Laws;

                           (v) there is no action, suit or proceeding pending against the Company or, to the Knowledge of the Shareholders, any action, suit or proceeding pending or threatened against the Company or any third party that would materially interfere with the quiet enjoyment of such leased real property after the Closing Date;

                           (vi) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of such facilities; and

                           (vii) to the Knowledge of the Shareholders, there are no title defects known to the officers, directors or Shareholders of the Company that could be deemed "facts known to the insured" for purposes of the existing ALTA Owner's Policy of Title Insurance.

                  (c) To the Knowledge of the Shareholders, no fact or condition exists that is reasonably likely to result in the discontinuation of presently available or otherwise necessary water, sewer, gas, electric, telephone, drainage or other utilities or services relating to the real property leased by the Company.

                  (d) To the Knowledge of the Shareholders, all of the real property leased by the Company, and all components of all improvements included within such leased real property, including the roofs and structural elements thereof and the sprinkler and fire protection, heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good condition and repair, working order and repair and do not require material repair or replacement in order to serve their intended purposes in all material respects, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the ordinary course of the operation of such leased real property. The Company has made all material repairs and replacements to the Knowledge of the Shareholders to be required to be made by it under the real estate leases and subleases to which the Company is a party.

                  (e) Other than options, rights of first refusal or other similar arrangements in favor of the Company under the leases and subleases relating to the real property leased by the Company, the Company has not entered into any contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operation of any parcel of real property leased by the Company.

                  (f) There are no pending or, to the Knowledge of the Shareholders, threatened or contemplated condemnation or eminent domain proceedings that affect the real property leased by the Company, and the Company has not received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

                  (g) None of the real property leased by the Company or any part thereof has suffered any material damage by fire or other casualty that has not been completely restored.

                  (h) The Company has not received any written notice for any insurance company that has issued a policy to the Company with respect to any real property leased by the Company requiring the performance of any structural or other repairs or alterations to such property.

                  4.12 INVENTORY. All inventory of the Company, whether or not reflected in any of the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value in the Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written-off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company. All work in progress of the Company existing as of the Closing, whether or not reflected in any of the Financial Statements, is billable and collectable at the Company's usual and customary rates and carries the Company's usual and customary profitability margins.

                  4.13 TITLE AND RELATED MATTERS. Except as set forth on
SCHEDULE 4.13, the Company has and on the Closing Date will have good and marketable title, or, in the case of leased properties and assets, valid leasehold interests in, to all the properties and assets purported to be owned or leased, respectively, by it, free and clear of all Liens. The properties and assets owned and leased by the Company include sufficient tangible personal property to conduct the business and operations of the Company as presently conducted and as presently proposed to be conducted. All material items of tangible personal property owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used and presently proposed to be used. The Shareholders will cause each item of tangible personal property owned or used by the Company immediately prior to the Closing to be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing.

                  4.14 INTELLECTUAL PROPERTY.

                  (a) The Company owns or has the right to use pursuant to valid license, sublicense, Contract or permission all Intellectual Property necessary or desirable for their operations as presently conducted and as presently proposed to be conducted. The Shareholders will cause each item of Intellectual Property owned or used by the Company immediately prior to the Closing to be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not (i) constitute a breach of any instrument or Contract governing any Intellectual Property, (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property or (iii) impair the right of the Company or Buyer to use, sell or license any Intellectual Property or portion thereof.

                  (b) The Company has not, to the Knowledge of the Shareholders, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties. Neither the provision of any service nor the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company violates any license or Contract between the Company and any third party. The Company has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Shareholders, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company.

                  (c) SCHEDULE 4.14 identifies each item of Intellectual Property owned by the Company, or each for which an application filed by the Company is pending and each license, sublicense, Contract or permission pursuant to which the Company uses any item of Intellectual Property.

                  (d) To the Knowledge of the Shareholders, the Company will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties as a result of the continued operation of the business of the Company as presently conducted and as presently proposed to be conducted.

                  4.15 LITIGATION. Except as set forth on SCHEDULE 4.15, the Company is not (a) subject to any unsatisfied judgment order, decree, stipulation, injunction or charge or (b) a party to or, to the Knowledge of the Shareholders, is threatened to be made a party to, any charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction. There are no judicial or administrative actions, proceedings or investigations pending, or, to the Knowledge of the Shareholders, threatened, that question the validity of this Agreement or any of the Ancillary Agreements or any action taken or to be taken by the Company or Shareholders in connection with this Agreement or any of the Ancillary Agreements or that, if adversely determined, would have a material adverse effect upon the Company's or the Shareholders' ability to enter into or perform their obligations under this Agreement or any of the Ancillary Agreements to which they are a party.

                  4.16 EMPLOYEE BENEFITS. Except for Plans of the Company disclosed on SCHEDULE 4.16, the Company, which for purposes of this Section 4.16 shall include any Affiliate, does not sponsor, maintain, have any obligation to contribute to or have liability under, and is not otherwise a party to any Plan or other employee benefit arrangements and payroll practices. With respect to each Plan of the Company and to the extent applicable:

                  (a) Each Plan has been maintained and operated in compliance in all material respects with its terms and with the applicable provisions of ERISA, the Code, including Section 408 thereof, all regulations, rulings and other authority issued thereunder, and all other applicable governmental laws and regulations, including all tax rules for which favorable tax treatment is intended;

                  (b) All contributions required by Law or any Plan or applicable collective bargaining agreement (including all employer contributions and employee salary reduction contributions for any period on or before the Closing Date) have been made under any such Plan (without regard to any waivers granted under Section 412 of the Code to any fund, trust, or account established thereunder or in connection therewith) have been made or will have been made by the due date thereof. All accrued contributions, premiums and other payments that would be (without regard to the transactions contemplated hereby), but are not yet, due from any of the Company or associates to (or under) any Plan have been adequately and properly provided for on the Closing Balance Sheet;

                  (c) No Plan is intended to qualify under Section 401(a) of the Code;

                  (d) Except as set forth on SCHEDULE 4.16, no Plan that is an Employee Welfare Benefit Plan provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except to the extent required by law; and there has been no violation of Section 4980B of the Code or Sections 601-608 of ERISA with respect to any such Plan that could result in any material liability;

                  (e) With respect to each such Plan, true, correct, and complete copies of the applicable following documents have been filed or distributed appropriately and made available to Buyer: (i) all current Plan documents, and any amendment thereto; (ii) Forms 5500, financial statements, and actuarial reports for the last three (3) plan years; (iii) summary plan descriptions; (iv) the most recent determination letter received from the IRS and (v) the related trust agreements, insurance contracts and other funding agreements that implement such Plans;

                  (f) The Company has never contributed to or been required to contribute to any Multiemployer Plan;

                  (g) SCHEDULE 4.16 includes a workers' compensation paid loss summary through September 30, 2000 on an accident year basis. SCHEDULE 4.16 additionally includes a listing through the Closing Date of all open workers compensation claims showing claimant name, claim number, description, paid loss and case reserve;

                  (h) The Company has never been nor is a party to or otherwise bound by any advance agreement or similar arrangement with any Governmental Entity or regulatory body relating to the allowability, allocation or reimbursement of benefit costs or other matters in connection with any Company Plan;

                  (i) Except as provided on SCHEDULE 4.16, no Plan contains any provision that would prohibit the transactions contemplated by this Agreement and the Ancillary Agreements or that would give rise to any severance, termination or other payments solely as a result of the transactions contemplated by this Agreement and the Ancillary Agreements;

                  (j) Any Plan (or liability related thereto) is by its terms able to be amended or terminated by the Company;

                  (k) To the Knowledge of the Shareholders, there are no liabilities or obligations relating to any individual's current or former employment with the Company or its Affiliates arising in connection with any violation of any applicable Law prior to the Closing Date;

                  (l) There have been no Prohibited Transactions with respect to such Plans, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Plans, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such Plans (other than routine claims for benefits) is pending or threatened.

                  (m) Neither the Company nor any Shareholder has communicated to any employee (excluding internal memoranda to management) any plan or commitment, whether or not legally binding, to create any additional material Plan or materially modify or change any Plan that would affect any employee or terminated employee of the Company or any of its Affiliates in a material manner;

                  (n) To the best knowledge of the Company and the Shareholders, no individual classified as a non-employee for purposes of receiving employee benefits (such as an independent contractor, leased employee, consultant or special consultant), regardless of treatment for other purposes, is eligible to participate in or receive benefits under any Plan which does not specifically provide for their participation.

                  (o) The Company has never sponsored an Employee Pension Benefit Plan.

                  4.17 LABOR RELATIONS; EMPLOYEES.

                  (a) None of the Company's employees are represented by a labor union or similar collective bargaining organization in connection with his or her employment by the Company. There are no controversies pending or, to the Knowledge of the Shareholders, threatened between the Company and any current or former employee of the Company or any labor or other collective bargaining unit representing any current or former employee of the Company that could reasonably be expected to result in a labor strike, lockout, dispute, slow-down or work stoppage or otherwise have a material adverse effect on the financial condition, operations or prospects of the Company. To the Shareholders' Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union or collective bargaining organization with respect to employees of the Company. The Company is and has been in material compliance with all Laws regarding employment practices, terms and conditions of employment, and wages and hours (including ERISA, the Workers Adjustment and Retraining and Notification Act or any similar state or local law).

                  (b) SCHEDULE 4.17 contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since June 30, 2000; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit Plan or any director plan.

                  (c) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or Intellectual Property or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect the performance of his or her duties as an employee or director of the Company or the ability of the Company to conduct its business. To the Knowledge of the Shareholders, no director, officer, key employee or group of employees of the Company intends to terminate his or her employment with the Company.

                  (d) Although the Buyer has no present intention to terminate any productively engaged employee of the Company, neither the Shareholders nor the Company has guaranteed or promised continuing employment to any employee, and each of the Shareholders and the Company understands that business conditions will dictate appropriate employment levels after the Closing.

                  (e) SCHEDULE 4.17 contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefit; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

                  4.18 ENVIRONMENTAL MATTERS.

                  (a) Except as set forth on SCHEDULE 4.18, the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither the Company nor any of the Shareholders has any basis to expect, nor has any of them or any Person for whose conduct they are or may be held to be responsible, received any actual or threatened order, notice or other communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities used, owned or operated by the Company or the property on which such facilities are, or were located, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by the Company or any Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                  (b) There are no pending or, to the Knowledge of Shareholders and the Company, threatened claims, encumbrances, or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

                  (c) Neither the Shareholders nor the Company has any basis to expect, nor has either of them or any Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning or other communication that relates to Hazardous Materials, Hazardous Activity or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligations to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Company or any Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                  (d) Neither the Shareholders nor the Company, or any Person for whose conduct they are or may be held responsible, has Environmental, Health, and Safety Liabilities with respect to the facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining the facilities or any such other property or assets.

                  (e) There are no Hazardous Materials, except as properly stored in compliance with Environmental Laws in commercial containers also in compliance therewith for day-to-day use in the ordinary and usual course of the Company's business, present on or in the environment at the facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither the Shareholders nor the Company, or any Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the facilities or any other properties or assets, (whether real, personal, or mixed) in which the Company has or had an interest.

                  (f) There has been no Release or, to the Knowledge of the Shareholders, threat of Release of any Hazardous Materials at or from the facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, stored, distributed, handled, managed, Released, treated, used or processed from or by the facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest or any geologically or hydrologically adjoining property, whether by the Company or any Person.

                  (g) The Shareholders and the Company have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Shareholders or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the facilities, or concerning compliance by the Company, or by any Person for whose conduct it are or may be held responsible, with Environmental Laws.

                  4.19 LEGAL COMPLIANCE. Except as set forth on SCHEDULE 4.19, the Company has fully complied with all applicable Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against or, to the Knowledge of the Shareholders, has been threatened against the Company alleging any failure to so comply. No investigation or review by any Governmental Entity is pending or, to the Shareholders' Knowledge, threatened against the Company and no Governmental Entity has indicated in writing or orally, an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon the Company, which has or could reasonably be expected to have the effect of prohibiting or impairing (i) any business practice of the Company, (ii) any acquisition by or property of the Company or (iii) the conduct of business by the Company.

                  4.20 PERMITS. SCHEDULE 4.20 contains a true and complete list and brief description of all of the Permits required to allow, in accordance with the Laws of any Governmental Entity, the continued operation of the business as now conducted (or proposed to be conducted under existing Contracts), and the Company is the authorized legal holder of the Permits. Each of the Permits is valid and in full force and effect, and, except for the Permit with respect to air emissions at the Company's plant commonly referred to as the "South Plant", such Permit as to which the Company is actively pursuing approval for past emissions in possible excess of Permit limitations, the Company is in compliance with all the provisions of the Permits in all material respects. No Governmental Entity has instituted any proceedings for the cancellation, non-renewal or modification of any of the Permits; and the Shareholders and the Company have no knowledge of any reason why any of such Permits will, upon their scheduled expiration or as a result of the Closing, not be renewable or reissuable in the ordinary course or will be issuable or reissuable only with the imposition of a material condition.

                  4.21 AFFILIATE AGREEMENTS. SCHEDULE 4.21 sets forth: (i) a list of each and every written Contract or arrangement; (ii) a brief description in reasonable detail of all oral Contracts or arrangements in effect that relate to, in either case (x) the provision of products or services to the Company by any Shareholder, officer, director or employee, or any Related Person or Affiliate of the Company or any Shareholder or (y) the provision of products or services by the Company to any Shareholder, officer, director or employee, or any Related Person or Affiliate of any Shareholder, officer, director or employee. The Shareholders have caused the Company to deliver to the Buyer correct and complete copies of each such written Contract or arrangement, as amended to date. All such Contracts and arrangements with Related Parties are on terms no less favorable than those that could be obtained in arms-length transactions with non-related parties. Except as set forth on SCHEDULE 4.21, no Shareholder, officer, director or employee of the Company has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company.

                  4.22 INSURANCE. SCHEDULE 4.22 contains a correct and complete list and description by type of all policies of fire, liability, workers' compensation and other forms of insurance, including all group insurance programs, owned or held by the Company. All such policies are in full force and effect, and no written notice of cancellation or termination has been received with respect to any such policy. Except for certain insurance policies for automotive vehicles and workers' compensation noted on SCHEDULE 4.22, as to which premiums have been accrued on the accounting records of the Company as payable but such premiums which are not yet due and owing, all premiums with respect to all insurance policies covering all periods up to and including the date hereof have been paid. Such policies, to the Shareholders' Knowledge, (a) are sufficient for compliance with all material requirements of Law and of all material Contracts to which the Company is a party, (b) are valid, outstanding and enforceable policies as against the Company and, as against all other parties thereto, (c) provide insurance coverage for the assets and operations of the Company that, in the reasonable judgment of the Shareholders and the management of the Company, is adequate in light of risks of the Company's business as heretofore conducted, (d) will remain in full force and effect through the respective dates set forth in SCHEDULE 4.22 without the payment of additional premiums and (e) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or the Ancillary Agreements. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

                  4.23 BANK ACCOUNTS AND POWERS. SCHEDULE 4.23 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box relating to the Company and the names and identification of all Persons authorized to draw thereon or to have access thereto. SCHEDULE 4.23 lists the names of each Person holding powers of attorney or agency authority from the Company and a summary of the terms thereof.

                  4.24 BROKERS' FEES. Except for the fees or commissions to Century Capital Group, Inc., for which Shareholders shall remain solely liable and which shall be paid no later than January 2, 2001, the Shareholders, the Company and their agents have not, nor will they incur, directly or indirectly, any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to this Agreement or any Ancillary Agreement or of any of the transactions contemplated hereby or thereby.

                  4.25 FULL DISCLOSURE. All documents and other papers delivered by or on behalf of the Company or the Shareholders in connection with this Agreement or the Ancillary Agreements are true, complete, correct and authentic in all respects. No representation or warranty of any of the Shareholders or the Company contained in this Agreement or any Ancillary Agreement, and no statement contained in any document or certificate required to be delivered by the Company or the Shareholders to the Buyer or any of its representatives pursuant to the terms of this Agreement or the Ancillary Agreements (including the Schedules hereto and thereto), contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the representation, warranty or statements contained herein or therein not misleading. To the Knowledge of the Shareholders, there is no fact that the Company or the Shareholders have not disclosed to the Buyer in writing that the Company or Shareholders reasonably believe has or will have a material adverse effect on the financial conditions, operations or prospects of the Company or a material adverse effect on the ability of the Company or any of the Shareholders to perform this Agreement or the Ancillary Agreements to which any of them is a party.

                  4.26 CERTAIN PAYMENTS. Neither the Company nor any director, officer, agent, or employee of the Company, or to the Knowledge of the Shareholders, any Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

                  4.27 CUSTOMER RELATIONSHIPS. Except as set forth in SCHEDULE 4.27, there has not been, and to the Shareholders' Knowledge there is no reasonable basis to believe that there will be, any adverse change in the Company's relations with any of its customers since June 30, 2000, whether as a result of the transactions contemplated by this Agreement or the Ancillary Agreements, or otherwise. SCHEDULE 4.27 sets forth a true and complete list of the Company's ten (10) largest customer accounts (as measured by the Company's revenues for the fiscal year ended June 30, 2000) (the "SIGNIFICANT CUSTOMERS"). No current customer of the Company has advised the Company that, as a result of the transactions contemplated by this Agreement or any of the Ancillary Agreements, it is terminating the handling of its business by the Company, as a whole or in part, or reducing its future spending with the Company. Except as set forth in SCHEDULE 4.27, the Company is not involved in any material claim or controversy with any customer.

                  4.28 VENDORS. SCHEDULE 4.28 contains an accurate and complete list of the Company's ten (10) largest vendors (by dollar volume of sales during the last fiscal year). No vendor has canceled or otherwise terminated, modified or, to the Knowledge of the Shareholders, threatened to cancel or otherwise terminate, or to modify, its relationship with the Company. Except as set forth on SCHEDULE 4.28, the Company is not involved in any material claim or controversy with any vendor.

                  4.29 BOARD APPROVAL. The board of directors of the Company (a) has determined that the transactions contemplated by this Agreement and the Ancillary Agreements are consistent with and in furtherance of the long-term business strategy of the Company and is fair to, and in the best interests of, the Company and its Shareholders, and (b) has approved this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

                  4.30 BOOKS AND RECORDS. All accounts, stock record books, minute books, ledgers and other records related to the business of the Company have been properly and accurately kept and completed in all material respects in accordance with reasonable business practices, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The minute books of the Company contain accurate and complete records of all material corporate actions taken by the Shareholders, the board of directors and committees of the board of directors.

                  4.31 ANTITRUST LAW COMPLIANCE. To the Knowledge of the Shareholders, the Company has not violated in any respect, received a notice or charge asserting any violation, or engaged in conduct that may be construed as price fixing or any other violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act or the Federal Trade Commission Act, each as amended, or any other federal or state Law related to antitrust or competition.

                  4.32 PRODUCT LIABILITY. The Company has no liability, whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due, and there exists no past or present fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any present or future liability, charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Company arising out of any injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company or as a result of any service provided by the Company.

                  4.33 NON-QUALIFICATION FOR SET-ASIDES. During the period beginning September 14, 1998 through and including the date of this Agreement, the Company has not received certification or Contracts as a Women Business Enterprise or Disadvantaged Business Enterprise to allow the Company to participate in any set-aside programs offered by the City and County of Denver or the State of Colorado, nor has the Company received certification or Contracts under any other federal, state or local program relating to woman-owned or disadvantaged business enterprises.

             SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE BUYER


                  The Buyer represents and warrants to, and covenants with, the Shareholders as of the date of this Agreement and as of the Closing Date, as follows:

                  5.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  5.2 AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each of the Ancillary Agreements and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the Buyer will constitute, the valid and legally binding obligation of the Buyer, enforceable in accordance with their terms.

                  5.3 NONCONTRAVENTION; CONSENTS. Neither the execution and the delivery of this Agreement or any of the Ancillary Agreements by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will violate any Law to which the Buyer is subject or any provision of the charter or bylaws of the Buyer. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will constitute a violation of, be in conflict with or constitute or create a default under, any agreement or commitment to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of such properties is subject. Buyer has given all required notice and obtained all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are required in order to enable the Buyer to perform its obligations under this Agreement and each of the Ancillary Agreements.

                  5.4 LITIGATION. There are no judicial or administrative actions, proceedings or investigations pending or, to the Buyer's knowledge, threatened, that question the validity of this Agreement or any of the Ancillary Agreements or any action taken or to be taken by the Buyer in connection with this Agreement or any of the Ancillary Agreements or that, if adversely determined, would have a material adverse effect upon the Buyer's ability to enter into or perform its obligations under this Agreement or any of the Ancillary Agreements.


                        SECTION 6. PRE-CLOSING COVENANTS


                  The parties agree as follows with respect to the period between the date of this Agreement and the Closing Date:

                  6.1 GENERAL. Each of the Buyer, the Company and the Shareholders will use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 8).

                  6.2 COOPERATION RELATED TO CREDIT FACILITIES. Prior to the Closing Date, the Buyer, the Shareholders and the Company will cooperate to achieve the cancellation of any lines of credit of the Company and the guarantees by the Shareholders related thereto, and use their best efforts to substitute the Buyer for the Shareholders as guarantor of those capital leases of the Company set forth on SCHEDULE 4.10. The Company shall indemnify the Shareholders for any liabilities under such guarantees.

                  6.3 NOTICES AND CONSENTS. Prior to the Closing Date, the Company and Shareholders will give all required notices to third parties and will, at the Shareholders' expense, obtain all third party consents that are required in connection with the transactions contemplated by this Agreement, each in form and substance reasonably acceptable to the Buyer. A copy of such notice or consent shall be provided to the Buyer as soon as practicable.

                  6.4 CARRY ON IN ORDINARY COURSE. Between the date of this Agreement and the Closing Date, the Company will not, and the Shareholders will not cause the Company to, make, in a single transaction or series of related transactions, any capital expenditure nor dispose of any of its capital assets worth in excess of $100,000.00, nor sell any batch plant, mixer truck or other equipment essential to the operations or prospects of the Company without the prior written consent from the Buyer. Between the date of this Agreement and the Closing Date, the Shareholders will, and will cause the Company to:

                  (a) conduct the business of the Company only in the ordinary course of business and in a manner not materially different from the past practices of the Company;

                  (b) continue to lease, subject to confirmation from time to time by the Buyer that the rents and other lease terms reflect present market conditions, the office building and the North and Central Plant sites from the owners thereof;

                  (c) use their best efforts to preserve intact the current business of the Company, keep available the services of the current officers, employees and agents of the Company, and maintain the relations and goodwill with customers, vendors, landlords, creditors, employees, agents and others having business relationships with the Company;

                  (d) confer with Buyer concerning operational matters of a material nature; and

                  (e) otherwise report periodically to Buyer concerning the status of the business, operations, finances and prospects of the Company.

                  6.5 NO GENERAL INCREASES. The Company will not, and the Shareholders will not cause or permit the Company to: (a) pay bonuses, except for those set forth on SCHEDULE 4.7, the amount of which bonuses is consistent with the past practices of the Company, to any directors, officers or employees, whether exempt or non-exempt; (b) grant any general or uniform increase in the rates of pay of employees of the Company; or (c) grant any general or uniform increase in the benefits under any Plan or Contract. The Shareholders will not cause or permit the Company to increase the compensation payable or to become payable to officers, salaried employees with a base salary in excess of $75,000.00 per year or agents of the Company or increase any bonus, insurance, Plan, payment or arrangement made to, for or with any such officers, salaried employees or agents, except for any increase required under the terms of any collective bargaining agreement or consulting or employment agreement in effect on the date of this Agreement.

                  6.6 CONTRACTS AND COMMITMENTS; PAYMENT OF INDEBTEDNESS BY RELATED PERSONS. Except for in the usual and ordinary course of business, the Shareholders will not, without the prior consent of the Buyer, cause or permit the Company to tender any bid, enter into any contract or commitment or engage in any transaction which would obligate the Company in an amount of $50,000.00 or more, including any contract, commitment or engagement with the Shareholders or any division, unit or Affiliate of the Company or the Shareholders, or effect any change to any program. Except as expressly provided in this Agreement, the Company will cause all indebtedness owed to the Company by Shareholder or any Related Person thereto to be paid in full prior to the Closing Date.

                  6.7 DIVIDENDS AND DISTRIBUTIONS. The Shareholders will not cause or permit the Company to declare or pay any dividend or distribution with respect to its capital stock or to repurchase, redeem or otherwise acquire for value any shares of its capital stock.

                  6.8 NO DEFAULT. The Shareholders will not cause or permit the Company to commit or omit to take any act which will cause a termination of or material breach or default under any Contract or obligation to which the Company is a party or by which its assets are bound.

                  6.9 COMPLIANCE WITH LAWS. The Shareholders and the board of directors of the Company will cause the Company to comply in its operations in all respects with all applicable Laws or as may be required for the valid and effective transfer to the Buyer of the Shares.

                  6.10 FULL ACCESS. The Company and the Shareholders will permit representatives of the Buyer to have full access at all reasonable times to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the Company. The Company will furnish to the Buyer copies of the Financial Statements as well as such documents and data as Buyer may request. Without limiting the generality of the foregoing, the Company and the Shareholders acknowledge and agree that the Buyer and its representatives and agents may, with prior notice to the Company or the Shareholders, conduct Phase I and Phase II environmental assessments of the real property and facilities leased by the Company. The Buyer will not provide the results of such assessments to the Shareholders or the Company, except that the Buyer shall have the right to and may provide such results in the event that Buyer seeks indemnification from Seller pursuant to Section 9 for any Damages (as hereinafter defined), including costs of cleanup, containment or other remediation, related to Environmental, Health and Safety Liabilities.

                  6.11 NOTICE OF DEVELOPMENTS. The Company and the Shareholders will each give prompt written notice to the Buyer of any material development affecting the Company. Each party will give prompt written notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements. No such written notice of a material development will be deemed to have amended the Schedules, to have qualified the representations and warranties contained herein or in the Ancillary Agreements, or to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such material development.

                  6.12 EXCLUSIVITY. The Shareholders, the Company, and their Affiliates will not, and will not cause or permit the Company to, solicit, initiate, encourage or entertain the submission of any proposal or offer from any Person, or discuss or negotiate any unsolicited offer or proposal, relating to any (a) liquidation, dissolution or recapitalization, (b) merger or consolidation, (c) acquisition or purchase of securities or assets or (d) similar transaction or business combination involving the Company. The Company and the Shareholders will notify the Buyer promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

                  6.13 TAX MATTERS. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, relating to or affecting the Company will be made by the Shareholders or the Company after the date of this Agreement without the prior written consent of the Buyer. On or prior to the Closing Date, the Company and the Shareholders will provide the Buyer, at the Buyer's request, with all clearance certificates or similar documents that may be required by any state, local or other Tax authority or Governmental Entity in order to relieve the Buyer of any obligation to withhold or escrow any portion of the Purchase Price. On or prior to the Closing Date, the Company will furnish to the Buyer an affidavit stating, under penalty of perjury, each of the Shareholder's United States taxpayer identification numbers and that each of the Shareholders is not a foreign person, pursuant to Section 1445(b)(2) of the Code.


                        SECTION 7. POST-CLOSING COVENANTS


                  The parties agree as follows with respect to the period following the Closing Date:

                  7.1 GENERAL. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or any of the Ancillary Agreements, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other parties reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 9).

                  7.2 LITIGATION SUPPORT.

                  (a) In the event and for so long as any party hereto or to any of the Ancillary Agreements is actively contesting or defending against any charge, complaint, action, audit, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or the Ancillary Agreements, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, the other parties will cooperate with the contesting or defending parties and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 9).

                  (b) The Buyer will cause the Company to maintain all original books, records, files, documents, papers and agreements pertaining to the operations of the Company as conducted prior to the Closing Date for at least five years following the Closing Date or such longer period as may be required by Law. The Shareholders will maintain all original books, records, files, documents, papers and agreements pertaining to the operations of the Company as conducted prior to the Closing Date for at least five years following the Closing Date or such longer period as may be required by Law.

                  (c) The Shareholders acknowledge and agree that all attorney-client, work product and other legal privileges that may exist with respect to the Company (including any privileged communications involving, or work product documents produced by, the Company's internal legal staff) are, and after the Closing Date will continue to be, the sole and exclusive right and privilege of the Company. The Shareholders accordingly acknowledge and agree that they and their Affiliates will have no right or power after the Closing Date to assert or waive any such privilege. The Shareholders agree that they will, and will cause their Affiliates to, take any actions reasonably requested by the Buyer, at the sole cost and expense of the Buyer unless the Buyer is entitled to indemnification therefor under the provisions of Section 9, in order to permit the Company to preserve and assert any such privileges. Without limiting the generality of the foregoing, all Tax Returns filed hereunder shall reflect the allocation set forth in Section 2.3.

                  7.3 AGREEMENTS REGARDING TAX MATTERS.

                  (a) The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date.

                  (b) The Buyer shall prepare or cause to be prepared and file and cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date.

                  (c) The Buyer, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request by one of the other parties) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding.

                  (d) All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date, and after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

                  7.4 CONFIDENTIAL INFORMATION. For a period of ten years after the Closing Date, the Shareholders and their Affiliates will treat and hold as such, and will not use for the benefit of themselves or others, any confidential information, in whatever form or medium, concerning the operations and affairs of the Company. In the event that any of the Shareholders or their Affiliates is requested or required (by oral request or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any confidential information, then such Shareholder will notify the Buyer promptly in writing of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with this Section 7.4. If, in the absence of a protective order or receipt of a waiver hereunder, any of the Shareholders or any of their Affiliates is, on the advice of outside counsel, compelled to disclose any confidential information to any Governmental Entity or else stand liable for contempt, then such Shareholder or Affiliate may disclose such confidential information to such Governmental Entity, provided that such Shareholder or Affiliate will use its reasonable best efforts to obtain at the request of the Buyer an order or other assurance that confidential treatment will be accorded to such confidential information.

                  7.5 COVENANT NOT TO COMPETE; SOLICITATION. Shareholders will at the time of Closing enter into agreements pursuant to Section 8.1(h) hereof stating, among other things, that for a period of ten years from and after the Closing Date, no Shareholder employed by the Company after the Closing will engage directly or indirectly in any business that the Company conducts as of the Closing Date except as pursuant to an agreement executed as of or after the Closing between the Company and certain of the Shareholders. Except as otherwise agreed in writing ahead of time by the Buyer, pursuant to the aforementioned agreements for a period of ten years from and after the Closing Date the Shareholders will not solicit the employment of or hire any executive, technical or engineering employee of the Company.


                          SECTION 8. CLOSING CONDITIONS

                  8.1 CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction, or waiver, in the Buyer's sole discretion, at or prior to Closing, of each of the following conditions:

                  (a) final approval by the Buyer's board of directors on or before November 30, 2000, and satisfaction of all conditions of such approval before the Closing Date;

                  (b) The Company and Lincoln Properties, Inc. shall, not later than December 31, 2000, have entered into a Real Estate Contract, acceptable to Buyer, for the purchase and sale of the property commonly referred to as the "South Plant", and Lincoln Properties, Inc. shall also have acknowledged on such date that the Company shall be entitled to continue to lease such property until the closing under the Real Estate Contract under the same terms that the Company leased the property until immediately prior to the Closing. Shareholders will take all reasonable action necessary or desirable to cooperate with or cause Lincoln Properties, Inc. to close the transaction under the Real Estate Contract on or before January 3, 2001, which date may be extended upon the prior mutual written consent of Buyer and Lincoln Properties, Inc.

                  (c) the representations and warranties of the Shareholders set forth in this Agreement and the Ancillary Agreements will, individually and collectively, be true and correct in all material respects at and as of the Closing Date;

                  (d) the Company and the Shareholders will have performed and complied with all of their covenants and obligations hereunder in all material respects through the Closing Date;

                  (e) there will not be any action, suit or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement, (ii) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be interfered with, prevented, delayed or rescinded following consummation, (iii) affect materially and adversely the right of the Buyer following the Closing Date to own the Shares or to control the Company or (iv) affect materially and adversely, including through the imposition of any divestiture requirement, the right of the Company to own its assets or to operate its business as presently operated and as presently proposed to be operated (and no such injunction, judgment, order, decree, ruling or charge will be in effect);

                  (f) there must not have been made or threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other equity, voting or ownership interest in, the Company, or (ii) is entitled to all or any portion of the Purchase Price payable for any Shares;

                  (g) the Company and the Shareholders will have delivered to the Buyer a certificate, dated as of the Closing Date, to the effect that each of the conditions specified above, other than Section 8.1(a), are satisfied in all respects;

                  (h) the Company and the Shareholders will have delivered to the Buyer an executed counterpart of each of the Ancillary Agreements, including:

                  (i) Executive Employment Agreements, by and between the Company and each of M. L. Coburn, Ronald O. Coburn, Jr., and Donald A. Baumgartner, in substantially the form of EXHIBIT C attached hereto;

                  (ii) Non-competition, Non-disclosure and Non-solicitation Agreements, by and between the Company and each of the Shareholders, in substantially the form of EXHIBIT D attached hereto;

                  (i) the Company and the Shareholders will have received and delivered to the Buyer the consents of all third parties under the Contracts as set forth on SCHEDULE 4.3;

                  (j) the Company shall have delivered to Buyer an opinion of counsel dated as of the Closing Date from Campbell Bohn Killin Brittan & Ray, LLC with respect to the matters set forth in EXHIBIT E attached hereto;

                  (k) the termination of each and every Plan, agreement, contract and other arrangement listed on SCHEDULE 4.4, and the receipt by the Buyer, in its discretion, of satisfactory evidence thereof;

                  (l) all actions to be taken by the Company and the Shareholders in connection with consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and all certificates, instruments and other documents required to effect the transactions contemplated hereby and thereby, will be reasonably satisfactory in form and substance to the Buyer; and

                  (m) the Shareholders shall have delivered to Buyer the stock certificates in accordance with Section 2.4(c).

                  8.2 CONDITIONS TO OBLIGATION OF THE SHAREHOLDERS. The obligation of the Shareholders to consummate the transactions to be performed in connection with the Closing is subject to satisfaction of the following conditions (any of which may be waived, in whole or in part, by the Shareholders):

                  (a) the representations and warranties of the Buyer set forth in Section 5 will be true and correct in all material respects at and as of the Closing Date;

                  (b) the Buyer will have performed and complied with all of its covenants hereunder in all respects through the Closing Date;

                  (c) there will not be any action, suit or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation;

                  (d) the Buyer will have delivered to the Company a certificate to the effect that each of the conditions specified above is satisfied in all respects;

                  (e) the Buyer will have delivered to the Shareholders an executed counterpart of each of the Ancillary Agreements to which it is a party; and

                  (f) the Buyer will have delivered to the Shareholders the note or notes payable pursuant to Section 2.3.


               SECTION 9. REMEDIES FOR BREACHES OF THIS AGREEMENT


                  9.1 SURVIVAL. All of the representations and warranties of the Shareholders contained in Section 4 of this Agreement or in any certificate delivered by the Shareholders pursuant to this Agreement will survive the Closing and continue in full force and effect: (a) in the case of the representations and warranties contained in Section 4.9, "Tax Matters," Section 4.18, "Environmental Matters," or Section 4.32, "Product Liability," or contained in any certificate relating thereto, until the expiration of the applicable statute of limitations (giving effect to any tolling, waiver or extension thereof); (b) in the case of the representations and warranties contained in Section 4.2, "Authorization of Transaction," Section 4.13, "Title and Related Matters," or Section 4.19, "Legal Compliance," or Section 4.31, "Antitrust Law

Compliance," and the several covenants of the parties contained in this Agreement related thereto, or contained in any certificate delivered by the Shareholders relating thereto, forever thereafter without any time limitation; and (c) in the case of all other representations, warranties and covenants of the Buyer or the Shareholders contained in this Agreement or contained in any certificate delivered by the Shareholders relating thereto, until the second anniversary of the Closing Date.

                  9.2 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER. The Shareholders, jointly and severally, will indemnify and hold harmless the Buyer, its representatives, shareholders, controlling persons and Affiliates and, after the Closing, the Company and its representatives, shareholders, controlling persons and Affiliates (collectively, the "INDEMNIFIED PERSONS") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising, directly or indirectly, from or in connection with: (i) any breach of any representation or warranty or covenant made by the Company or Shareholders in this Agreement, the Ancillary Agreements, the Schedules, or any other certificate or document delivered by the Shareholders pursuant to this Agreement or the Ancillary Agreements; (ii) any matter disclosed in SCHEDULE 4.15; or
(iii) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any of the Shareholders or the Company (or any Person acting on their behalf) in connection with the transactions set forth herein. The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

                  9.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SHAREHOLDERS. Buyer will indemnify and hold harmless Shareholders, and will pay to Shareholders the amount of any damages arising, directly or indirectly, from or in connection with any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement.

                  9.4 INDEMNIFICATION PROCEDURES.

                  (a) Promptly after discovery or receipt of notice by an indemnified party under this Section 9 of a claim for which indemnity may be sought, such indemnified party will, if a claim is to be made against an indemnifying party, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any proceeding referred to in Section 9 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will pay the costs of defending such proceeding including costs of counsel selected by the indemnified party, which counsel shall be reasonably satisfactory to the indemnifying party. The indemnified party shall control the defense and settlement of the proceeding provided that the indemnified party shall consult with the indemnifying party. The indemnifying party will, unless the claim involves Taxes, be entitled to participate in such proceeding unless the indemnifying party is also or could become a party to such proceeding and the indemnified party determines in good faith that such participation would be inappropriate.

                  9.5 BASKET AND DEDUCTIBLE; INSURANCE. No indemnified party will be entitled to indemnification pursuant to Sections 9.2 or 9.3 for a breach of a representation or warranty or covenant unless and until the aggregate amount of Damages with respect to which such indemnified party would otherwise be entitled to assert thereunder exceeds $50,000 (the "BASKET AMOUNT"). When the aggregate amount of Damages exceeds the Basket Amount, the indemnified party will be entitled to indemnification for all Damages, including those within the Basket Amount. Notwithstanding the foregoing, the requirement of exceeding the Basket Amount shall not relate to indemnification for any breach of the representation or warranty or covenant under Sections 4.9 or 4.24. Recovery from the indemnifying party by the indemnified party under this Section 9 shall be net of any insurance proceeds received by the indemnified party in relation to claims for Damages brought under this Section 9.

                  9.6 RIGHT OF SET-OFF. Upon written notice to the Shareholders specifying in reasonable detail the basis for such set-off and the expiration of a thirty- (30-) day opportunity for Shareholders to cure after receipt of such notice, the Buyer may set off any amount to which it reasonably believes in good faith to be entitled under this Section 9 against amounts otherwise payable under Section 3 or Section 6.2 of this Agreement. The exercise of such right of set-off by the Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Agreement or any Ancillary Agreement.


                             SECTION 10. TERMINATION


                  10.1 TERMINATION OF AGREEMENT. The parties may terminate this Agreement as provided below:

                  (a) by the Buyer and the Company and the Shareholders upon their mutual written consent at any time prior to the Closing;

                  (b) by the Buyer upon written notice to the Company at any time after December 30, 2000, if the Closing has not occurred on or before such date by reason of the failure of any closing condition under the Agreement and Buyer has not waived such condition on or before the Closing; or

                  (c) by the Company and Shareholders upon written notice to the Buyer at any time after December 30, 2000, if the Closing has not occurred on or before such date by reason of the failure of any closing condition under Section
8.2 and the Company and the Shareholders have not waived such condition on or before the Closing.

                  10.2 EFFECT OF TERMINATION. If any party terminates this Agreement pursuant to Section 10.1, all further obligations of the parties hereunder and under the Ancillary Agreements will terminate without liability of any party to the other party (except for any liability of any party then in breach), except that the obligations in Section 11.2 will survive termination and remain in full force and effect thereafter; PROVIDED HOWEVER, that if this Agreement is terminated by a party because of a breach of the Agreement by the other party, or because one or more of the conditions to the terminating party's obligation under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


                            SECTION 11. MISCELLANEOUS


                   11.1 PRESS RELEASES AND ANNOUNCEMENTS. No party will issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior approval of the other party; PROVIDED, HOWEVER, that any party may make any public disclosure it believes in good faith is required by Law (in which case the disclosing party will advise the other parties prior to making such disclosure).

                  11.2 EXPENSES; TRANSFER TAXES. The parties hereto will bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, whether or not such transactions are consummated. The Shareholders will pay and hold the Buyer harmless from payment of all sales, use, transfer, documentary or stamp taxes and recording and filing fees applicable to the assignment of the Shares to the Buyer or to any other transaction contemplated by this Agreement or any of the Ancillary Agreements. No expenses incurred by or on behalf of the Shareholders or any of their Affiliates (including the Company) in connection with the transactions contemplated by this Agreement will be paid by or charged to the Company.

                  11.3 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement or the Ancillary Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, the Ancillary Agreements or the documents referred to herein or therein.

                  11.4 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the purposes and intent of this Agreement, the Ancillary Agreements and the documents referred to herein and therein.

                  11.5 NO THIRD-PARTY BENEFICIARIES. This Agreement will not confer any rights or remedies upon any Person other than the Company, the Shareholders and the Buyer, and their respective successors and permitted assigns.

                  11.6 SUCCESSORS AND ASSIGNS. No party hereto may assign or delegate any of such party's rights or obligations under or in connection with this Agreement or any Ancillary Agreement without the written consent of the other party hereto; PROVIDED, HOWEVER, that the Buyer may without consent assign its rights under this Agreement or any of the Ancillary Agreements to one or more Affiliates of the Buyer or to any Person acquiring all or substantially all of the stock or assets of the Company from the Buyer. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement or in any Ancillary Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

                  11.7 SEVERABILITY. Whenever possible, each provision of this Agreement and any of the Ancillary Agreements, respectively, will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or thereof is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or the particular Ancillary Agreement, respectively.

                  11.8 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

                  11.9 DESCRIPTIVE HEADINGS; CONSTRUCTION. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

                  11.10 NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), (ii) one business day after the date sent, when sent to the recipient by reputable express courier service (charges prepaid) or (iii) three business days after the date mailed, when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Buyer and the Shareholders at the addresses indicated below:

If to the Buyer:                                             Continental Materials Corporation
                                                             225 West Wacker Drive
                                                             Chicago, Illinois  60606-1229
                                                             Attention:           Chief Financial Officer
                                                             Telecopier No.:      312-541-8089

With a copy (which will not constitute notice) to:           Jenner & Block
                                                             One IBM Plaza
                                                             Chicago, Delaware 60611
                                                             Attention:           Jerry J. Burgdoerfer, Esq.
                                                             Telecopier No.:      312-527-0484

If to M. L. Coburn or Ronald O. Coburn, Jr. as Shareholder:  [Name of Shareholder]
                                                             27946 Meadowlark Drive
                                                             Golden, Colorado 80401

If to Donald A. Baumgartner or Carolyn K. Baumgartner as
Shareholder:                                                 [Name of Shareholder]
                                                             1314 52nd Avenue Court
                                                             Greeley, Colorado 80634

With a copy of notice to any Shareholder (which will not
constitute notice) to:                                       Campbell Bohn Killin Brittan & Ray, LLC
                                                             270 St. Paul Street, Suite 200
                                                             Denver, Colorado  80206
                                                             Attention:           Chester P. Schwartz, Esq.
                                                             Telecopier No.:      303-322-5800

or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the other parties.

                  11.11 ENTIRE AGREEMENT. This Agreement (including the Ancillary Agreements, Exhibits and Schedules referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

                  11.12 AMENDMENTS. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by each of the parties hereto. No course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of such parties.

                  11.13 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                  11.14 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  11.15 ATTORNEYS' FEES; GOVERNING LAW. The prevailing party in any action or proceeding shall be entitled to receipt of reasonable attorneys' fees from the non-prevailing party in such action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF COLORADO.

                                    * * * * *









                  (Remainder of page left intentionally blank)

                  IN WITNESS WHEREOF, the parties hereto have executed and deliver this Agreement on the date first written above.

CONTINENTAL MATERIALS                       ROCKY MOUNTAIN READY MIX
  CONTINENTAL MATERIALS                       CONCRETE, INC.


------------------------------------------  ------------------------------------
Joseph J. Sum                               M. L. Coburn
Vice President and Chief Financial Officer  President & Treasurer


                                            ------------------------------------
                                            Ronald O. Coburn, Jr.
                                            Executive Vice President & Secretary

                                            SHAREHOLDERS:

                                            ------------------------------------
                                            M. L. Coburn


                                            ------------------------------------
                                            Ronald O. Coburn, Jr.


                                            ------------------------------------
                                            Donald A. Baumgartner


                                            ------------------------------------
                                            Carolyn K. Baumgartner